EXHIBIT 99.3

BALLOT FOR SPECIAL MEETING
NORTH AKRON SAVINGS BANK
SEPTEMBER 29, 2014
The undersigned hereby vote(s) the common shares of North Akron Savings Bank owned by the undersigned as follows in connection with the Special Meeting of North Akron Savings Bank:

1.
Proposal #1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”) by and among North Akron Savings Bank, Peoples Bancorp Inc. and Peoples Bank, N.A., dated as of April 21, 2014, and approve the transactions contemplated by the Merger Agreement, specifically including the merger of North Akron Savings Bank with and into Peoples Bank, N.A.

☐ For            ☐ Against         ☐ Abstain

2.
Proposal #2. To grant discretionary authority to adjourn the special meeting on one or more occasions, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or any adjournment or postponement of that meeting, to approve the Merger and the Merger Agreement.

☐ For            ☐ Against         ☐ Abstain

The Board of Directors recommends a vote “FOR” both proposals

Dated: September 29, 2014                ________________________________________
Signature of Shareholder

________________________________________        ________________________________________
Printed Name(s) of Shareholder(s)            Signature of Joint Shareholder, if any

No. of Shares Owned:    __________________

(Note: When signing as Attorney, Executor, Administrator, Trustee, or Guardian, please provide full title. If more than one Trustee, all should sign. All joint owners should sign. If a corporation, please write the name of the corporation and have evidence of authority to vote the shares.)